Exhibit 99.2

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Jack Weinstein	Melody Carey
Chief Financial Officer	Co-President
Catalyst Pharmaceutical Partners	Rx Communications
(201) 934-4201	(917) 322-2571
jweinstein@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS

ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

CORAL GABLES, FL, November 15, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced its financial results for the third quarter and nine months ended September 30, 2011. For the three months ended September 30, 2011, the Company reported a net loss of $1,127,841, or $0.05 per basic and diluted share, compared to a net loss of $903,985, or $0.05 per basic and diluted share, for the same period in 2010. For the nine months ended September 30, 2011, the Company reported a net loss of $4,039,128, or $0.19 per basic and diluted share, compared to a net loss of $3,277,569, or $0.18 per basic and diluted share, for the same period in 2010.

Research and development expenses for the third quarter of 2011 were $614,137, compared to $500,091 in the third quarter of 2010. Research and development expenses for the nine months ended September 30, 2011 were $2,423,725, compared to $1,737,613 for the same period in 2010. The increase is the result of increased clinical trial activity in the first nine months of 2011 as compared to the prior year. The Company expects that research and development expenses will increase during the balance of 2011 as, among other activities, the Company moves forward with its Phase I(a) human safety study of CPP-115. General and administrative expenses for the third quarter of 2011 totaled $516,873, compared to $408,374 in the third quarter of 2010. General and administrative expenses for the first nine months of 2011 totaled $1,623,998 compared to $1,554,396 in the first nine months of 2010.

As a development stage pharmaceutical company, Catalyst had no revenues in either the first nine months of 2011 or first nine months of 2010.

At September 30, 2011, the Company had cash, cash equivalents and CDs totaling $4.2 million and no debt. Subsequent to quarter-end, on November 2, 2011, the company completed a public offering of common stock together with warrants with net proceeds totaling approximately $3,150,000. The Company believes that it now has the resources necessary to fund all of its currently ongoing projects and has sufficient working capital to support its operations through the second quarter of 2013, during which time the Company expects to receive the top-line data from its Phase II(b) trial evaluating CPP-109 for the treatment of cocaine addiction.

“During the third quarter, we continued to actively enroll patients in our CPP-109 Phase II(b) trial. We are pleased with our progress and currently expect to complete this trial’s enrollment during the first half of 2012 and to report top-line results during the fourth quarter of 2012,” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “In addition, we expect to commence a Phase I(a) safety study for CPP-115 in this quarter. Our goal is to complete this study by the end of the first quarter or the beginning of the second quarter of 2012. We are also hoping to do additional CPP-115 non-clinical and clinical studies for a variety of central nervous system diseases and addiction disorders.”

Recent Accomplishments and Upcoming Events

•

On August 31, 2011, Dr. Richard B. Silverman, the inventor of CPP-115, presented data regarding CPP-115 at the American Chemical Society Annual Fall Meeting. The presentation discussed the medical relevance of GABA aminotransferase inactivators in the treatment of epilepsy and drug addiction, the history of the discovery of CPP-115, a detailed mechanistic analysis of GABA-AT inactivators, and a summary of CPP-115’s pharmacological properties, including its superior visual safety profile and potency compared to vigabatrin.

•

On September 21, 2011, the Company adopted a Stockholder Rights Plan designed to provide adequate time for the Board of Directors and the stockholders to assess an unsolicited takeover bid for the Company, to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a takeover bid is made, and to provide stockholders with an equal opportunity to participate in a takeover bid and receive full and fair value for their common shares.

•	On October 25, 2011, the Company presented at the BIO Investor Forum in San Francisco.

•

October 28, 2011, the Company sold 3,046,740 shares of the its common stock together with warrants to purchase 1,523,370 shares of its common stock at a price of $1.15 per share and corresponding warrant and received gross proceeds of approximately $3.5 million.

•

On November 14, 2011, the Company announced that Richard P. Rieger has joined Catalyst as Vice President of Commercial Operations. Rieger will provide strategic leadership as Catalyst pursues business development and commercialization opportunities around its portfolio of drugs utilizing the Company’s proprietary GABA aminotransferase inhibition technology.

•

The Company has submitted for review an Investigational New Drug Application (IND) for CPP-115 and, following the acceptance of such IND, the Company expects to commence a Phase I(a) human safety study evaluating CPP-115 in healthy volunteers. Based on current information, the Company expects to commence this study during this quarter, and to report results from this study during the first quarter or the beginning of the second quarter of 2012.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and epilepsy. Catalyst has two products in development, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109 (vigabatrin), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy (initially infantile spasms) and for other selected central nervous disease indications. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of forward looking statements contained in this press release, including the anticipated timing of the receipt of results from the Company’s Phase II(b) trial evaluating CPP-109 for the treatment of cocaine addiction, the anticipated timing of the receipt of results from the Company’s upcoming Phase I(a) study evaluating CPP-115 in healthy volunteers, and those forward looking statements contained in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), may prove to be incorrect, which could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$—	$—	$—	$—

Operating costs and expenses:
Research and development	614,137	500,091	2,423,725	1,737,613
General and administrative	516,873	408,374	1,623,998	1,554,396

Total operating costs and expenses	1,131,010	908,465	4,047,723	3,292,009

Loss from operations	(1,131,010)	(908,465)	(4,047,723)	(3,292,009)
Interest income	3,169	4,480	8,595	14,440

Loss before income taxes	(1,127,841)	(903,985)	(4,039,128)	(3,277,569)
Provision for income taxes	—	—	—	—

Net loss	$(1,127,841)	$(903,985)	$(4,039,128)	$(3,277,569)

Loss per share – basic and diluted	$(0.05)	$(0.05)	$(0.19)	$(0.18)

Weighted average shares outstanding – basic and diluted	21,654,680	18,821,881	21,083,485	18,305,735

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,151,432	$5,475,158
Certificate of deposit	2,003,707	—
Government grant receivable	—	134,025
Prepaid expenses	113,820	166,221

Total current assets	4,268,959	5,775,404
Property and equipment, net	18,281	45,573
Deposits	10,511	10,511

Total assets	$4,297,751	$5,831,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$174,038	$105,933
Accrued expenses and other liabilities	248,616	193,028

Total current liabilities	422,654	298,961
Accrued expenses and other liabilities, non-current	—	14,748

Total liabilities	422,654	313,709

Total stockholders’ equity	3,875,097	5,517,779

Total liabilities and stockholders’ equity	$4,297,751	$5,831,488